Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement dated as of November 5, 2002 (the “Agreement”), is made and entered into as of the 21st day of March, 2006, by and between FTI Consulting, Inc., a Maryland corporation with its principal executive office in Baltimore, Maryland (“FTI”), and Theodore I. Pincus (“Executive”). FTI and its consolidated subsidiaries and affiliates constitute the “Company.”

W I T N E S S E T H:

WHEREAS, the Agreement provides that Executive shall be employed in the position of Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, the employment term pursuant to the Agreement is set to terminate on November 2, 2006; and

WHEREAS, the Company desires extend the employment term of Executive pursuant to the Agreement in accordance with this Amendment; and

WHEREAS, the Executive desires to extend his employment term with the Company pursuant to this Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive hereby agree as follows:

1. Term of Employment. Section 2 of the Agreement be and hereby is revised to read in its entirety as follows:

“2. Term of Employment.

(a) Employment Term. Executive’s full-time employment under the Agreement unless otherwise terminated as provided in Section 9 will continue until November 2, 2007 (“Continuation Date”). Effective at the close of business on the day before the Continuation Date, the term of Executive’s employment under the Agreement will automatically extend for an additional year from year to year (each an “Annual Renewal,” and collectively the “Annual Renewals”), unless either party provides written notice of non-renewal to the other party at least forty-five (45) days prior to the Continuation Date or expiration of such Annual Renewal term of the Agreement, or unless the Agreement is otherwise terminated pursuant to the provisions of Section 9 of this Agreement. The Initial Term, together with the Continuation Date and the Annual Renewals that become effective pursuant to this Section 2, are referred to in the Agreement as the “Employment Term.”

(b) Transition Period. Upon expiration of the Employment Term or its earlier termination pursuant to Section 9 other than as a result of Executive’s death or Disability (as defined in Section 9(d)) or termination of Executive’s employment by the Company for Cause (as defined in Section 9(b)), Executive shall continue to provide services to Company as described in Section 3(b) for a period of three years (the “Transition Period”).”

2. Position and Duties. Section 3(b) of the Agreement be and hereby is revised to read in its entirety as follows:

“3. Position and Duties.

(b) During the Transition Period. Executive will, at the request and direction of the Chief Executive Officer or the Board of Directors of Company, (i) during the Transition Period, be employed as a part-time employee of Company. During the first six months of the Transition Period, Executive shall devote his business time, attention and energies to the orientation, training and transitioning of the person who succeeds Executive to the position of chief financial officer of the Company, and (ii) thereafter, services provided by Executive shall be commensurate with the general nature of services performed by Executive or other executive-level employees of Company during the Employment Term or of a nature that the Chief Executive Officer or the Board of Directors of Company determines is necessary or desirable to transition Executive’s position to his successor. Executive shall have such title, or no title, as shall be determined by the Chief Executive Officer or the Board of Directors of Company in his or its discretion. During the Transition Period, Executive shall not be required to devote more than 500 hours of service per 12-month period at the Company’s offices in Annapolis and Baltimore, Maryland.”

3. Annual Salary and Transition Payment. “Section 4(a) During the Employment Term” of the Agreement be and hereby is amended to add the following sentence to the end of Section 4(a):

“(a) During the Employment Term. Commencing January 1, 2006 Executive’s Base Salary will increase and Company will pay or cause to be paid to Executive an annual base salary equal to $650,000, payable in cash on a periodic basis in accordance with Company’s normal payroll practices applicable to its executive officers, but not less often than monthly.”

4. Annual Salary and Transition Payment. The first sentence of “Section 4(b) During the Transition Period” of the Agreement be and hereby is deleted and the first sentence be and hereby is replaced with the following sentence to read in its entirety:

“(b) During the Transition Period, in lieu of payment of a Base Salary, Company will pay or cause to be paid to Executive in cash, in periodic installments not less frequently than monthly, an amount equal to $325,000 (the “Transition Payment”) for each year of the Transition Period plus $650.00 per hour for each hour worked in excess of 500 hours per year; provided, however, that Company’s obligation to pay such Transition Payment during the Transition Period shall terminate immediately upon any breach by Executive of his duties under Section 3(b) or of the restrictive covenant provisions of Section 12.”

5. Incentive Bonuses. Section 5 of the Agreement be and hereby is amended to read in its entirety as follows:

“5. Incentive Bonuses.

(a) Annual Incentive Bonus. With respect to each fiscal year during the Employment Term, Executive will be entitled to participate in Company’s Incentive Compensation Plan (or any successor thereto) and any other bonus plan(s) adopted by the Board of Directors or Committee for one or more of the executive officers of Company and its subsidiaries, other than any such bonus arrangement specific to another individual executive. Executive will be eligible to receive a bonus each year in such amount, if any, as determined by the Committee in accordance with the terms of Company’s Incentive Compensation Plan (or any successor thereto).

(b) Special Transition Period Bonus. Following completion of the first six months of the Transition Period and fulfillment of his duties during such period as set forth in Section 3(b), Executive shall be eligible to earn a special bonus payment in an amount up to $325,000, provided, however, that such payment, if any, or the amount of such payment shall be at the sole discretion of the Compensation Committee of the Board of Directors of Company and the recommendation of management.

6. Good Reason Resignation Rights. Executive hereby waives any right he might have otherwise had under Section 9(e) of the Agreement to resign for “Good Reason” based on the changes to the Agreement pursuant to this Amendment. This waiver in no way affects Executive’s right or entitlement to exercise “Good Reason” resignation rights under Section 9(e) of the Agreement based on other or future circumstances beyond those contemplated by this Amendment.

7. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect and shall be applicable to this Amendment with the same force and effect as if they were recited herein in full.

8. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page follows]

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

By:	/S/ JACK B. DUNN, IV
Name:	Jack B. Dunn, IV
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/S/ THEODORE I. PINCUS
Theodore I. Pincus

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